Exhibit 99.1

Camden National Corporation Reports Fourth Quarter and Year End 2008 Results

CAMDEN, Maine--(BUSINESS WIRE)--January 27, 2009--Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ: CAC; the "Company"), reported net earnings of $10.1 million, or $1.32 per diluted share, for the fourth quarter of 2008, and $15.3 million, or $2.00 per diluted share for the year ended December 31, 2008. The results compare to $5.6 million, or $0.85 earnings per diluted share, and $20.3 million, or $3.09 earnings per diluted share, for the fourth quarter of 2007 and year ended December 31, 2007, respectively. The 2008 results were impacted by investment securities losses and higher loan loss provisions, in part offset by the favorable earnings impact of the Union Bankshares Company (“Union”) acquisition on January 3, 2008.

"Camden National is weathering the economic downturn by bolstering our balance sheet and reserves while focusing on our customers," said Dufour. "During the fourth quarter, we closed out our exposure to auction rate securities collateralized by Freddie Mac preferred stock and increased our allowance for loan losses while at the same time continuing to exceed regulatory capital guidelines to be a well-capitalized financial institution."

Commenting on Maine's business climate, Dufour said, "Even though the State has seen a slowdown related to the economic recession, our loan pipeline is solid as we have seen some competitors retrench and more rational pricing in the market. Our wealth management subsidiary, Acadia Trust, N.A., is also seeing continued demand for its services as its 2008 above-benchmark investment performance has attracted investors."

The Company recorded net losses on its investment securities portfolio totaling $15.6 million in 2008 with $1.0 million recorded in the fourth quarter. In addition, the fourth quarter results include a $4.9 million tax benefit related to the previous quarter’s investment security loss in accordance with a change in tax treatment enacted in the Emergency Economic Stabilization Act of 2008.

For the year ended December 31, 2008, the returns on average equity and average assets were 9.15% and 0.67%, compared to 18.34% and 1.16%, respectively, for the year ended December 31, 2007. The decline in return on average equity is the result of the investment securities losses and the $37.9 million of goodwill created from the Union acquisition. For the year ended December 31, 2008, return on average tangible equity (which excludes goodwill and other intangibles) was 12.86% compared to 19.35% for the year ended December 31, 2007.

Operating earnings per diluted share, operating net income and other operating disclosures, determined in accordance with generally accepted accounting principles ("GAAP") excluding the effects of investment securities losses and related tax benefit noted above, provide a more meaningful comparison for effectively evaluating the Company’s core operating results:

Core Operating Results

	Year Ended		Three Months Ended
(In thousands, except per share data)	December 31, 2008		December 31, 2008

	Amount	Per Share	Amount	Per Share

Net income, GAAP basis / Earnings per diluted share, GAAP basis	$15,335	$2.00	$10,054	$1.32
Adjustment to eliminate investment securities losses	15,574	2.02	1,000	0.12
Adjustment to eliminate tax effect of investment securities losses	(5,451)	(0.71)	(5,233)	(0.68)
Operating net income / Operating earnings per diluted share	$25,458	$3.31	$5,821	$0.76

Operating efficiency ratio	53.89%		50.96%
Operating return on average equity	14.96%		13.53%
Operating return on average tangible equity	21.35%		18.68%
Operating return on average assets	1.10%		1.00%

Operating earnings per diluted share for the year ended December 31, 2008 were $3.31, a $0.22, or 7.1%, increase over the same period of 2007. Operating earnings per diluted share for the fourth quarter of 2008 were $0.76, a $0.09, or 10.6%, decrease compared to the fourth quarter of 2007. This decline is primarily due to the 1.2 million shares issued in the first quarter of 2008 related to the Union acquisition and an increase in the provision to the allowance for loan and lease losses (“ALLL”) of $2.3 million in the fourth quarter of 2008.

Operating net income for the fourth quarter of 2008 was $5.8 million, a $262,000, or 4.7%, increase over the fourth quarter of 2007. Operating net income for the year ended December 31, 2008 was $25.5 million, a $5.2 million, or 25.5%, increase over the same period of 2007. Increases in both periods reflect the impact of the acquisition of Union’s $547.4 million asset base, partially offset by an increase in the ALLL.

The Company’s total assets at December 31, 2008 were $2.3 billion, an increase of $624.7 million compared to total assets at December 31, 2007, which includes the assets acquired from Union. Total loans at December 31, 2008 were $1.5 billion, an increase of $355.3 million compared to total loans at December 31, 2007. Excluding the $366.6 million of loans acquired from Union, the Company’s loan balance declined $11.3 million primarily in the commercial and commercial real estate portfolios, in part offset by an increase in the consumer loan portfolio reflecting continued demand for home equity loans. Investments increased $184.2 million, which includes $121.4 million from the Union acquisition, and net purchases during the year of $62.8 million. Total deposits of $1.5 billion at December 31, 2008 increased $371.5 million over the same period a year ago, primarily reflecting the assumption of $331.5 million of deposits from the Union acquisition. The remaining $40.0 million of net deposit growth was primarily in retail certificate of deposit accounts.

Net interest income for the fourth quarter of 2008 increased 37.4% to $17.7 million, compared to $12.9 million for same period of 2007. This increase in net interest income was primarily attributable to an increase in average earning assets resulting from the Union acquisition. In addition, the net interest margin increased 28 basis points to 3.37% for the year ended December 31, 2008, compared to the year ended December 31, 2007, as a result of the 400 basis point reduction in the Fed Funds rate implemented by the Federal Reserve in 2008 and a positively sloped yield curve.

During the fourth quarter of 2008, the Company provided $2.3 million to the ALLL compared to no provision to the ALLL for the same quarter of 2007. The increase in the provision to the ALLL resulted from an increase in net charge-offs and non-performing assets. Net charge-offs to average loans were 0.31% compared to 0.12% for the years ended December 31, 2008 and 2007, respectively. The higher level of net charge-off activity for 2008 was mainly associated with commercial real estate and commercial real estate development. Non-performing assets as a percentage of total assets amounted to 0.71% at December 31, 2008, compared to 0.64% at December 31, 2007, primarily resulting from an increase in other real estate owned. The ALLL was 1.18% of total loans outstanding and 139.2% of total non-performing loans at December 31, 2008, compared to 1.19% and 128.4%, respectively, at December 31, 2007.

The Company’s $15.6 million of net investment securities losses for the year ended December 31, 2008 was primarily due to the $15.0 million write-down of other-than-temporarily-impaired securities, including the $1.0 million recorded in the fourth quarter of 2008, resulting from investments in auction pass-through certificates issued by trusts that were sponsored by Merrill Lynch & Co. The assets of the trusts consisted of Federal Home Loan Mortgage Corporation (“Freddie Mac”) preferred stock. Through December 31, 2008, the Freddie Mac preferred stock collateralizing the securities has severely declined in value, and as a result, the Company has recorded full impairment of the investment.

Non-interest income (excluding investment securities losses) for the fourth quarter of 2008 was $3.8 million, a 17.7% increase over the same quarter a year ago. The increase was driven by increases in service charges on deposit accounts, income from fiduciary services at Acadia Trust, N.A., and brokerage commission income at Acadia Financial Consultants resulting primarily from the customer relationships gained in the acquisition of Union.

Non-interest expense for the fourth quarter of 2008 was $11.0 million, an increase of $2.8 million, or 33.6%, over the same quarter in the prior year. This increase was primarily due to the expansion of the Company’s banking franchise with the Union acquisition, an increase in expenses on other real estate owned, and increases in foreclosure and collection costs. During the fourth quarter of 2008, the Company reduced its incentive expense to align with the annual performance of the Company. The Company’s operating efficiency ratio (excluding the investment securities losses) for the year ended December 31, 2008 was 53.89%, which is consistent with the prior year ratio of 53.88%.

The Company reported earlier that the Board of Directors approved a dividend of $0.25 per share, payable on January 30, 2009 for shareholders of record on January 15, 2009, which is a 4.2% increase over the dividend declared in the same period last year.

At December 31, 2008, the Company had a total risk-based capital ratio of 12.32%, Tier 1 capital ratio of 11.11%, and Tier 1 leverage capital ratio of 7.19%. At December 31, 2008, Camden National Bank (the “Bank”) reported a total risk-based capital ratio of 11.53%, Tier 1 capital ratio of 10.30%, and Tier 1 leverage capital ratio of 6.61%. The Company and the Bank exceeded the minimum ratios of 10.0%, 6.0%, and 5.0%, respectively, required by the Federal Reserve for an institution to be considered “well capitalized.”

On November 20, 2008, the Company announced that it would not participate in the U.S. Treasury capital purchase program, the Troubled Assets Relief Program (“TARP”). Dufour indicated, “After a careful review of Camden National’s strategic plan and capital position, and the constraints and uncertainties surrounding the TARP, the Company did not believe that participation was in the best interest of our shareholders.”

Camden National Corporation, ranked in the top 20 in USBanker's 2008 list of top-performing mid-tier banks, headquartered in Camden, Maine, and listed on the NASDAQ® Global Select Market (“NASDAQ”) under the symbol CAC, is the holding company employing 440 Maine residents for two financial services companies, including Camden National Bank (CNB), a full-service community bank with a network of 37 banking offices serving coastal, western, central, and eastern Maine, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland, Bangor, and Ellsworth. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations, including changes in tax treatment; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Statement of Income Data (unaudited)

	Year Ended		Three Months Ended
	December 31,		December 31,
(In thousands, except number of shares & per share data)	2008	2007	2008	2007

Interest income
Interest and fees on loans	$96,716	$84,603	$22,913	$20,441
Interest on securities and other	30,404	23,133	7,784	6,298
Total interest income	127,120	107,736	30,697	26,739
Interest expense
Interest on deposits	31,700	36,452	7,447	8,603
Interest on borrowings	25,199	21,414	5,504	5,216
Total interest expense	56,899	57,866	12,951	13,819
Net interest income	70,221	49,870	17,746	12,920
Provision for loan and lease losses	4,397	100	2,277	-
Net interest income after provision	65,824	49,770	15,469	12,920
Non-interest income
Service charges on deposit accounts	5,375	3,447	1,306	865
Other service charges and fees	2,720	1,833	661	453
Income from fiduciary services	6,453	4,914	1,422	1,246
Other income	2,736	2,458	419	672
Total non-interest income before net investment securities losses	17,284	12,652	3,808	3,236
Net investment securities losses	(15,574)	-	(1,000)	-
Total non-interest income	1,710	12,652	2,808	3,236
Non-interest expenses
Salaries and employee benefits	24,093	18,486	4,963	4,592
Premises and fixed assets	7,597	5,084	1,882	1,354
Other expenses	15,126	10,116	4,138	2,274
Total non-interest expenses	46,816	33,686	10,983	8,220
Income before income tax expense (benefit)	20,718	28,736	7,294	7,936
Income tax expense (benefit)	5,383	8,453	(2,760)	2,376
Net income	$15,335	$20,283	$10,054	$5,560

Efficiency ratio (1)	65.08%	53.88%	53.43%	50.88%
Return on average equity	9.15%	18.34%	24.78%	19.08%
Return on average tangible equity	12.86%	19.35%	35.01%	20.82%
Return on average assets	0.67%	1.16%	1.73%	1.26%

Per Share Data
Basic earnings per share	$2.00	$3.09	$1.32	$0.85
Diluted earnings per share	2.00	3.09	1.32	0.85
Cash dividends declared per share	$1.00	$0.96	$0.25	$0.24
Weighted average number of shares outstanding	7,674,827	6,557,102	7,638,343	6,513,380

Core Operating Results (unaudited)

	Year Ended		Three Months Ended
(In thousands, except per share data)	December 31, 2008		December 31, 2008

	Amount	Per Share	Amount	Per Share

Net income, GAAP basis / Earnings per diluted share, GAAP basis	$15,335	$2.00	$10,054	$1.32
Adjustment to eliminate investment securities losses	15,574	2.02	1,000	0.12
Adjustment to eliminate tax effect of investment securities losses	(5,451)	(0.71)	(5,233)	(0.68)
Operating net income / Operating earnings per diluted share	$25,458	$3.31	$5,821	$0.76

Operating efficiency ratio (2)	53.89%		50.96%
Operating return on average equity (2)	14.96%		13.53%
Operating return on average tangible equity (2)	21.35%		18.68%
Operating return on average assets (2)	1.10%		1.00%

(1) Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
(2) Computed excluding effects of investment securities losses.

Statement of Condition Data (unaudited)

	December 31,
(In thousands, except number of shares)	2008	2007

Assets
Cash and due from banks	$35,195	$28,790
Securities available for sale, at market value	606,031	423,108
Securities held to maturity	42,040	40,726
Federal Home Loan and Federal Reserve Bank stock	21,969	19,814
Loans, less allowance for loan losses of $17,691 and $13,653 at December 31, 2008 and December 31, 2007, respectively
	1,483,217	1,131,986
Premises and equipment, net	25,872	19,650
Other real estate owned	4,024	400
Goodwill	41,857	3,991
Other assets	81,291	48,323
Total assets	$2,341,496	$1,716,788

Liabilities
Deposits:
Demand	$180,407	$141,858
NOW	202,061	132,331
Money market	298,017	298,677
Savings	132,586	85,931
Certificates of deposit	593,013	385,136
Brokered deposits	83,433	74,118
Total deposits	1,489,517	1,118,051
Borrowings from Federal Home Loan Bank	419,260	271,558
Other borrowed funds	198,947	142,492
Junior subordinated debentures	43,410	36,083
Note payable	188	10,000
Accrued interest and other liabilities	23,774	18,401
Total liabilities	2,175,096	1,596,585

Shareholders' Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,638,713 and 6,513,573 at December 31, 2008 and December 31, 2007, respectively

	2,851	2,522
Surplus	46,133	2,629
Retained earnings	118,564	114,289
Accumulated other comprehensive (loss) income
Net unrealized (losses) gains on securities available for sale, net of tax	(89)	1,516
Net unrealized losses on post-retirement plans, net of tax	(1,059)	(753)
Total accumulated other comprehensive (loss) income	(1,148)	763
Total shareholders' equity	166,400	120,203
Total liabilities and shareholders' equity	$2,341,496	$1,716,788

Average Balance Sheet Data (unaudited)

	December 31,
(In thousands)	2008	2007

Assets
Investments	$617,788	$472,345
Loans	1,517,863	1,187,627
Allowance for loan losses	(17,303)	(14,393)
Cash and due from banks	37,351	29,357
Other assets	147,623	73,000
Total Assets	$2,303,322	$1,747,936

Liabilities and Shareholders Equity
Demand deposits	$186,924	$148,751
NOW accounts	186,652	106,920
Savings accounts	133,128	89,705
Money market accounts	345,834	311,171
Certificates of deposit	531,539	389,565
Brokered deposits	71,513	121,221
Junior subordinated debentures	43,356	36,083
Borrowings	612,532	418,894
Other liabilities	24,275	15,032
Shareholders equity	167,569	110,594
Total Liabilities and Shareholders Equity	$2,303,322	$1,747,936

Earning Asset and Funding Yields Data (unaudited)

	For the Year Ended
	December 31,
	2008	2007

Interest-earning Assets
Investments	5.16%	5.08%
Loans	6.40%	7.17%
Total Interest-earning Assets	6.04%	6.57%

Interest-bearing Liabilities
NOW accounts	0.84%	0.40%
Savings accounts	0.58%	0.37%
Money market accounts	2.18%	4.32%
Certificates of deposit	3.58%	4.39%
Brokered deposits	4.05%	4.22%
Junior subordinated debentures	6.80%	6.60%
Borrowings	3.63%	4.54%
Total Interest-bearing Liabilities	2.96%	3.93%

Net Interest Rate Spread (fully-taxable equivalent)	3.08%	2.64%

Net Interest Margin (fully-taxable equivalent)	3.37%	3.09%

Asset Quality Data (unaudited)

		December 31,
(In thousands)		2008	2007

Loans 90 days past due and still accruing		$206	$6
Non-performing loans		12,501	10,625
Other real estate owned		4,024	400
Net charge-offs		4,728	1,380
Allowance for loan and lease losses		$17,691	$13,653

Allowance for loan and lease losses to total loans		1.18%	1.19%
Non-performing loans to total loans		0.85%	0.93%
Non-performing assets to total assets		0.71%	0.64%
Net charge-offs to average loans		0.31%	0.12%
Allowance for loan and lease losses to non-performing loans		139.22%	128.43%

Other Data (unaudited)

		December 31,
		2008	2007

Tier 1 leverage capital ratio		7.19%	8.20%
Tier 1 risk-based capital ratio		11.11%	12.82%
Total risk-based capital ratio		12.32%	14.04%
Tangible equity to total assets		5.10%	6.75%
Tangible book value per share (1)		$15.62	$17.79

Investment Data (unaudited)

	December 31, 2008
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

Available for sale
Obligations of U.S. government sponsored enterprises	$4,539	$64	$-	$4,603
Obligations of states and political subdivisions	25,457	105	(215)	25,347
Mortgage-backed securities:
Issued or guaranteed by U.S. government sponsored enterprises
	514,049	11,339	(52)	525,336
Other mortgage-backed securities (2)	57,123	1	(10,347)	46,777
Total mortgage-backed securities	571,172	11,340	(10,399)	572,113

Total debt securities	601,168	11,509	(10,614)	602,063

DNP Auction Preferred Stock (3)	5,000	-	(1,032)	3,968
Total equity securities	5,000	-	(1,032)	3,968

Total securities available for sale	$606,168	$11,509	$(11,646)	$606,031

Held to maturity
Obligations of states and political subdivisions	$42,040	$213	$(299)	$41,954

Total securities held to maturity	$42,040	$213	$(299)	$41,954

(1) Computed by dividing total shareholders’ equity less goodwill and other intangible assets by the number of common shares outstanding.
(2) Other mortgage-backed securities rated either AAA or Aaa by two of the three rating agencies (Moody’s, Standard & Poor’s or Fitch).
(3) The Duff & Phelps (DNP) Select Income Fund Auction Preferred Stock failed at auction. We are currently collecting all amounts due according to contractual terms and have the ability and intent to hold the security until it clears auction, is called or matures on December 22, 2021; therefore, the security is not considered other-than-temporarily impaired.

CONTACT:
Camden National Corporation
Suzanne Brightbill, 207-230-2120
Public Relations Officer
sbrightbill@camdennational.com